Exhibit 99.1

Rigetti Computing Reports Second Quarter 2022 Financial Results and Provides Business Update

•	Demonstrates significant progress on its anticipated 84-qubit and 336-qubit systems, remaining on track to meet previously announced technology roadmap objectives.

•	Demonstrates CLOPS[1] speed performance greater than 4,000 on both Aspen-11 and Aspen-M-2, a 4.5x increase from our previous performance results reported in February 2022.

•	Expands business presence in the U.K. with two new contract wins from Innovate U.K. and launch of the Company’s first U.K.-based quantum computer.

•	Announced being selected by DARPA to lead a program to develop benchmarks for quantum application performance on large-scale quantum computers.

•	Enhanced liquidity by entering into $75 million committed equity facility

BERKELEY, Calif., August 11, 2022 (GLOBE NEWSWIRE) — Rigetti Computing, Inc. (Nasdaq: RGTI) (“Rigetti” or the “Company”), a pioneer in full-stack quantum-classical computing, today announced its financial results for the second quarter and six months ended June 30, 2022.

[1]

Circuit layer operations per second, or CLOPS, characterizes quantum processing speeds inclusive of gate speeds, reprogrammability, and co-processing capabilities, among other factors. Rigetti has customarily tracked gate speed as a key speed metric. CLOPS is designed to characterize how many circuits can run on a quantum computing system in a given unit of time. It leverages the quantum resources on a device to run a collection of circuits as fast as possible, while stressing all parts of the execution pipeline. CLOPS was initially developed and published by IBM in October 2021. CLOPS is calculated as M × K × S × D / time taken where: M = number of templates = 100; K = number of parameter updates = 10; S = number of shots = 100; and D = number of QV layers = log2 QV. To Rigetti’s knowledge, CLOPS as a speed test has not been investigated or verified by any independent third party. In addition, while Rigetti applied the above formula in testing the speed of Aspen-M-2 and Aspen-11, there is no guarantee that Rigetti applied the test in the same way as IBM and, as a result, any variability in the application of the test as between Rigetti, IBM or others in the industry that may apply CLOPS in the future could render CLOPS scores incomparable and actual relative performance may materially differ from reported results. Other than IBM, others in the industry have not announced CLOPS as a speed test. As a result, the speed of other competitors as measured by CLOPS is not currently known. In addition, the solution accuracy provided by quantum computers is another key factor, and a quantum computer that may be slower may be preferable to users if it provides a more accurate answer for certain applications. Moreover, the relative leads reflected by speed tests such as CLOPS can change as new generations of quantum computers are introduced by industry participants and, consequently, any advantages cannot be considered permanent and can be expected to change from time to time. Current CLOPS tests may not be indicative of the results of future tests.

“We delivered against our core objectives for the second quarter 2022 results, advancing our product roadmap, continuing to attract key talent, and strengthening our base of customers and partnerships,” said Chad Rigetti, founder and CEO of the Company. “Our technical teams made tremendous progress in the second quarter, and we remain on track to meet our anticipated roadmap milestone previously announced in connection with our first quarter 2022 earnings results. We also deepened existing relationships and won new deals in the U.K. and U.S. as we continued to work hand-in-hand with top organizations in pursuit of quantum advantage.”

“Alongside our technology and business progress, we’re excited to announce our committed equity facility. We believe this facility should provide us financial flexibility to support our focus on our mission and business objectives. Furthermore, in the current uncertain macro environment, we believe entering into this facility is prudent.”

Second Quarter 2022 Financial Highlights

•	Revenue for the second quarter of fiscal year 2022 was $2.1 million, increasing by 39% from $1.5 million in the prior year period.

•	Total gross profit for the second quarter was $1.3 million, compared with $1.2 million in the prior year period.

•

Total GAAP operating expenses for the second quarter of 2022 were $26.9 million, compared with $10.9 million in the prior year period. Total non-GAAP operating expenses[2] for the second quarter of 2022 were $16.4 million, compared with $9.3 million in the prior year period.

•	Net GAAP loss for the second quarter of 2022 was $10.0 million, or $0.09 per share, compared with $10.1 million, or $0.46 per share, in the prior year period.

[2]

Non-GAAP operating expenses is a non-GAAP financial measure. For a description of Non-GAAP operating expenses and a reconciliation to GAAP operating expenses, the closest comparable GAAP financial measure, refer to “Non-GAAP Financial Measures” below and the reconciliation table at the end of this release.

•	Adjusted EBITDA[3] for the second quarter of 2022 was a loss of $15.1 million, versus a loss of $8.1 million in the prior year period.

•	The Company had cash and cash equivalents of $184.0 million as of June 30, 2022.

Technology Roadmap

The Company remains on track to introduce its planned single-chip 84-qubit quantum computer in 2023, its planned 336-qubit multi-chip processor later in 2023, its planned 1,000+ qubit system in late 2025, and its planned 4,000+ qubit system in or after 2027. The Company plans to use its patented, multi-chip scaling technology in both its planned 1,000+ qubit system and its planned 4,000+ qubit system. These plans are consistent with the Company’s technology roadmap announced in its first quarter 2022 earnings press release on May 16, 2022.

Committed Equity Facility

On August 11, 2022, the Company entered into a common stock purchase agreement with B. Riley Principal Capital II, LLC (“B. Riley”). Under the agreement, the Company has the right, without obligation, to sell and issue up to $75 million of shares of its common stock to B. Riley, subject to certain limitations and satisfaction of certain conditions, over a 24-month period. The Company issued to B. Riley 171,008 shares of common stock as consideration for B. Riley’s commitment to purchase shares of Company common stock under the agreement. Further details will be provided in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2022 to be filed with the Securities and Exchange Commission.

[3]

Adjusted EBITDA is a non-GAAP financial measure. For a description of Adjusted EBITDA and a reconciliation to net loss, the closest comparable GAAP financial measure, refer to “Non-GAAP Financial Measures” below and the reconciliation table at the end of this release.

Fiscal Year 2022 Outlook

In our Q1 earnings release in May, we estimated that revenues for fiscal year 2022 would be in the range of $12 to $13 million. This estimate included approximately $4.0 million tied to contracts that are being negotiated with a government entity that is also an existing customer. The contracting process has taken longer than anticipated, and revenue recognition for some or all of the estimated $4.0 million, a portion of which relates to work that has already been performed and costs that have already been incurred, could be deferred to a fiscal period after fiscal year 2022 if negotiations are not completed and contracts are not executed until after 2022. In such case, the Adjusted EBITDA loss for fiscal year 2022 could be greater than the $50 to $53 million range we estimated in May. Moreover, if negotiations result in contract terms that are less favorable than we anticipated, the total expected value of these contracts could decrease.

Recent Business Developments

•

Rigetti announced the launch of its 32-qubit Aspen-series quantum computer in the U.K. on June 21, 2022. As Rigetti’s first U.K.-based quantum computer, this system is expected to be available over the Cloud through Rigetti QCS™ to the Company’s U.K. partners, including Oxford Instruments, the University of Edinburgh, Phasecraft, and Standard Chartered Bank. The Rigetti-led consortium aims to advance practical quantum computing applications in the areas of machine learning, materials simulation, and finance, and is backed by funding from the U.K. government’s Quantum Technologies Challenge, led by U.K. Research & Innovation. Delivering this system achieves a key milestone of the consortium in its efforts to accelerate the commercialization of quantum computing in the U.K.

•

Rigetti UK Limited, a wholly owned subsidiary of Rigetti, jointly received two Innovate U.K. awards on April 29, 2022, as part of the ISCF Commercializing Quantum Technologies Challenge. Rigetti expects to utilize each award alongside its partners to make advancements within critical areas of quantum computing. As part of the awards, Rigetti and Riverlane plan to work together on research and development for quantum error correction. Additionally, Rigetti, Phasecraft, and BT (formerly British Telecom) plan to develop quantum algorithms and software for solving optimization and constraint satisfaction problems with quantum computers.

•

Rigetti has been selected by the Defense Advanced Research Projects Agency (DARPA) to lead a program to develop benchmarks for quantum application performance on large-scale quantum computers. The program is worth up to $2.9 million to Rigetti and its partners over three years based on the achievement of certain milestones, of which approximately $1.5 million is subject to DARPA’s exercise of an option to extend the initial eighteen-month term. This award is part of DARPA’s Quantum Benchmarking Program. The goal of this program is to re-invent key quantum computing metrics, make those metrics testable, and estimate the required quantum and classical resources needed to reach critical performance thresholds.

•	Following the conclusion of the 2022 Russell indexes annual reconstitution, Rigetti was included in the Russell 2000 index.

September 2022 Investor Day

Rigetti will host its inaugural Investor Day on Friday morning, September 16, 2022, in Fremont, California, at its Fab-1 facility, the industry’s first dedicated quantum fab. The theme of the event will be “Integrating Quantum into the Fabric of the Cloud.” The Company will announce additional information regarding the event, including webcast detail information, in the coming weeks. The Company also is providing an in-person attendance option for a limited group of analyst and investor attendees. For more information regarding the event, please reach out to RGTI@investorrelations.com.

Second Quarter 2022 Conference Call

Rigetti will host a conference call later today at 5:00 p.m. ET, or 2:00 p.m. PT, to discuss its second quarter 2022 financial results and business updates. The call will be hosted by Chad Rigetti, founder and CEO of Rigetti, and Brian Sereda, CFO of Rigetti.

You can listen to a live audio webcast of the conference call at https://edge.media-server.com/mmc/p/ndjhqqmy or the “Events & Presentations” section of the Company’s Investor Relations website at https://investors.rigetti.com/. A replay of the conference call will be available at the same locations following the conclusion of the call for one year.

To participate in the live call, you must register using the following link: https://register.vevent.com/register/BI8f37a843026f4cbab4519e6d16db70d8. Once registered, you will receive dial-in numbers and a unique PIN number. When you dial in, you will input your PIN and be routed into the call. If you register and forget your PIN, or lose the registration confirmation email, simply re-register to receive a new PIN.

About Rigetti Computing

Rigetti is a pioneer in full-stack quantum-classical computing. The Company has operated quantum computers over the cloud since 2017 and serves global enterprise, government, and research clients through its Rigetti Quantum Cloud Services platform. The Company’s proprietary quantum-classical infrastructure provides ultra-low latency integration with public and private clouds for high-performance practical quantum computing. Rigetti has developed the industry’s first multi-chip quantum processor for scalable quantum computing systems. The Company designs and manufactures its chips in-house at Fab-1, the industry’s first dedicated and integrated quantum device manufacturing facility. Rigetti was founded in 2013 by Chad Rigetti and today employs more than 160 people with offices in the United States, U.K., and Australia. Learn more at www.rigetti.com.

Cautionary Language Concerning Forward-Looking Statements

Certain statements in this communication may be considered forward-looking statements, including statements with respect to the Company’s outlook and expectations with respect to future revenue, expenses and Adjusted EBITDA, including expectations with respect to the timing of negotiations and execution of applicable government contracts; expectations for the anticipated launch of the Company’s 84-qubit quantum computer, 336-qubit multi-chip processor, 1,000+ qubit system, and 4,000+ qubit system, including these systems’ timing and potential performance; expectations relating to the Company’s technology roadmap and the timing thereof; and expectations relating to growth of the business, including with respect to future potential government and commercial contracts, development activities and expansion of QCaaS. Forward-looking statements generally relate to future events and can be identified by terminology such as “pro forma,” “may,” “should,” “could,” “might,” “plan,” “possible,” “project,” “strive,” “budget,” “forecast,” “expect,” “intend,” “will,” “estimate,” “believe,” “predict,” “potential,” “pursue,” “aim,” “goal,” “outlook,” “anticipate” or “continue,” or the negatives of these terms or variations of them or similar terminology. Such forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon estimates and assumptions that, while considered reasonable by Rigetti and its management, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: Rigetti’s ability to achieve milestones, technological advancements, including with respect to its roadmap, help unlock quantum computing, and develop practical applications; the ability of Rigetti to complete ongoing negotiations with government contractors successfully and in a timely manner; the potential of quantum computing; the ability of Rigetti to obtain government contracts and the availability of government funding; the ability of Rigetti to expand its QCaaS business; the success of Rigetti’s partnerships and collaborations; Rigetti’s ability to accelerate its development of multiple generations of quantum processors; the outcome of any legal proceedings that may be instituted against Rigetti or others; the ability to meet stock exchange listing standards; the risk that the business combination disrupts current plans and operations of Rigetti; the ability to recognize the anticipated benefits of the business combination, which may be affected by, among other things, competition, the ability of Rigetti to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees; costs related to the business combination and operating as a public company; changes in applicable laws or regulations; the possibility that Rigetti may be adversely affected by other economic, business, or competitive factors; Rigetti’s estimates of expenses and profitability; the evolution of the markets in which Rigetti competes; the ability of Rigetti to execute on its technology roadmap; the ability of Rigetti to implement its strategic initiatives, expansion plans and continue to innovate its existing services; the impact of the COVID-19 pandemic on Rigetti’s business; the expected use of proceeds from the Company’s past and future financings or other capital; the sufficiency of Rigetti’s cash resources; unfavorable conditions in Rigetti’s industry, the global economy or global supply chain, including financial and credit market fluctuations and uncertainty, rising inflation, increased costs, international trade relations, political turmoil, natural catastrophes, warfare (such as the ongoing military conflict between Russia and Ukraine and related sanctions against Russia), and terrorist attacks; and other risks and uncertainties set forth in the section entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the registration on Form S-4, the Company’s Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on March 7, 2022, and in the Company’s Form 10-Q for the three months ended March 31, 2022, and other documents filed by the Company from time to time with the SEC, including the Company’s Quarterly Report on Form 10-Q for the three months ended June 30, 2022. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and the Company assumes no obligation and does not intend to update or revise these forward-looking statements other than as required by applicable law. The Company does not give any assurance that it will achieve its expectations.

Non-GAAP Financial Measures

To supplement Rigetti’s financial results and guidance presented in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses certain non-GAAP financial measures in this press release. In particular, the Company presents Adjusted EBITDA, which excludes from GAAP reported net loss certain items as detailed in the reconciliation table that follows, and non-GAAP operating expenses, which excludes from GAAP reported operating expenses certain items as detailed in the reconciliation table that follows. The Company believes that Adjusted EBITDA and non-GAAP operating expenses can provide useful measures for period-to-period comparisons of its business as they remove the impact of certain non-cash items and certain variable charges.

Investors should note that reconciliations of certain forward-looking or projected non-GAAP financial measures to their most comparable GAAP financial measures cannot be provided because the Company cannot do so without unreasonable efforts due to the unavailability of information needed to calculate reconciling items and due to the variability, complexity and limited visibility of comparable GAAP measures and the reconciling items that would be excluded from the non-GAAP financial measures in the future. Specifically, reconciliation of the components of projected Adjusted EBITDA to its most comparable GAAP financial measure is not provided because the quantification of projected stock-based compensation and change in fair value of assumed forward contract obligations are outside the Company’s control and cannot be reasonably calculated or predicted at this time without unreasonable efforts. Such unavailable information could be significantly impact future financial results and vary greatly between periods.

The Company believes that each of these non-GAAP financial measures provides useful supplementary information to, and facilitates additional analysis by, investors and analysts and that each of these non-GAAP financial measures, when considered together with the Company’s financial information prepared in accordance with GAAP, can enhance investors’ and analysts’ ability to meaningfully compare the Company’s results from period to period and to its forward-looking guidance and to identify operating trends in the Company’s business.

The Company’s management also regularly uses these non-GAAP financial measures internally to understand, manage and evaluate the Company’s business and to make operating decisions. Because these non-GAAP financial measures are important internal measurements for the Company’s management, the Company also believes that these non-GAAP financial measures are useful to investors and analysts since these measures allow for greater transparency with respect to key financial metrics the Company uses in assessing its own operating performance and making operating decisions. These non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures; should be read in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP; have no standardized meaning prescribed by GAAP; and are not prepared under any comprehensive set of accounting rules or principles in the reconciliation tables that follow. In addition, from time to time in the future there may be other items that the Company may exclude for purposes of its non-GAAP financial measures; and the Company may in the future cease to exclude items that it has historically excluded for purposes of its non-GAAP financial measures. Likewise, the Company may determine to modify the nature of its adjustments to arrive at its non-GAAP financial measures. Because of the non-standardized definitions of non-GAAP financial measures, the non-GAAP financial measures as used by the Company in this press release and the accompanying tables have limits in their usefulness to investors and may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies.

Rigetti Computing, Inc.

Balance Sheet (Unaudited)

As of June 30, 2022, and December 31, 2021

(In thousands, except for share and per share amounts)

	June 30, 2022	December 31, 2021

	(Unaudited)
Assets
Current assets:
Cash	$184,020	$11,729
Accounts receivable	2,572	1,543
Prepaid expenses and other current assets	4,248	1,351
Forward contract - assets	1,543	—
Deferred offering costs	—	3,449

Total current assets	$192,383	$18,072
Property and equipment, net	30,583	22,497
Restricted cash	117	317
Other assets	130	165
Goodwill	5,377	5,377

Total assets	$228,590	$46,428

Liabilities, redeemable convertible preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable	$1,517	$1,971
Accrued expenses and other current liabilities	4,428	3,806
Deferred revenue	1,108	985
Debt - current portion	4,226	575
Forward contract - liabilities	—	230

Total current liabilities	$11,279	$7,567
Debt - net of current portion	25,201	24,216
Derivative warrant liabilities	8,944	4,355
Earn-out liabilities	8,925	—
Other liabilities	416	295

Total liabilities	$54,765	$36,433
Commitments and contingencies (Note 5)
Redeemable convertible preferred stock*, par value $0.0001 per share; 0 shares and 80,974,757 shares authorized at June 30, 2022 and December 31, 2021, respectively; 0 shares and 77,696,679 shares issued and outstanding at June 30, 2022 and December 31, 2021, respectively	—	81,523
Stockholders’ deficit:
Preferred Stock, par value $0.0001 per share; 10,000,000 shares and 0 shares authorized at June 30, 2022 and December 31, 2021, respectively; 0 shares and 0 shares issued and outstanding at June 30, 2022 and December 31, 2021, respectively	—	—
Common stock*, par value $0.0001 per share; 1,000,000,000 shares and 134,050,472 shares authorized at June 30, 2022 and December 31, 2021, respectively; 117,102,735 shares and 18,221,069 shares issued and outstanding at June 30, 2022 and December 31, 2021, respectively	11	2
Additional paid-in capital	$401,290	$135,549
Accumulated other comprehensive gain	99	52
Accumulated deficit	(227,575)	(207,131)

Total stockholders’ equity (deficit)	$173,825	$(71,528)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$228,590	$46,428

*

Shares of legacy Redeemable Convertible Series C Preferred Stock, Redeemable Convertible Series C-1 Preferred Stock, legacy Class A common stock, and legacy Class B common stock have been retroactively restated to give effect to the Business Combination.

Rigetti Computing, Inc.

Statement of Operations (Unaudited)

For the Three and Six Months Ended June 30, 2022 and 2021

(In thousands, except for share and per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Revenue	$2,134	$1,540	$4,238	$3,900
Cost of revenue	873	365	1,287	637

Total gross profit	$1,261	$1,175	$2,951	$3,263

Operating expenses:
Research and development	$12,634	$7,496	$25,083	$14,431
Sales and marketing	1,487	644	2,963	957
General and administrative	12,785	2,711	24,345	5,232

Total operating expenses	$26,906	$10,851	$52,391	$20,620

Loss from operations	$(25,645)	$(9,676)	$(49,440)	$(17,357)

Other (expense) income , net:
Interest expense	$(1,040)	$(405)	$(2,244)	$(481)
Change in fair value of derivative warrant liabilities	8,687	—	14,509	—
Change in fair value of earn-out liability	8,024	—	17,658	—
Transaction costs	—	—	(927)	—
Other income (expense)	—	7	—	(23)

Total other income (expense), net	$15,671	$(398)	$28,996	$(504)
Net loss before provision for income taxes	(9,974)	(10,074)	(20,444)	(17,861)
Provision for income taxes	—	—	—	—

Net loss	$(9,974)	$(10,074)	$(20,444)	$(17,861)
Net loss per share attribute to common stockholders - basic and diluted	$(0.09)	$(0.46)	$(0.24)	$(0.82)
Weighted average shares used in computing net loss per share attributable to common stockholders – basic and diluted*	114,096,390	21,977,123	84,060,966	21,912,665

*	Weighted-average shares have been retroactively restated to give effect to the business combination.

Rigetti Computing, Inc.

Statement of Cash Flows (Unaudited)

For the Six Months Ended June 30, 2022 and 2021

(In thousands)

	Six Months Ended
	June 30,
	2022	2021

	(Unaudited)
Cash flows from operating activities
Net loss	$(20,444)	$(17,861)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	$2,978	$2,362
Stock-based compensation	22,522	1,118
Change in fair value of earnout liability	(17,658)	—
Change in fair value of derivative warrant liabilities	(14,509)	—
Change in fair value of forward contract	(5,077)	—
Amortization of debt issuance costs	667	—
Changes in operating assets and liabilities:
Accounts receivable	$(1,030)	$(241)
Prepaid expenses and other current assets	(2,898)	(530)
Other assets	34	(36)
Deferred revenue	123	(119)
Accounts payable	(882)	709
Accrued expenses and other current liabilities	967	706
Other liabilities	122	(192)

Net cash used in operating activities	$(35,085)	$(14,084)

Cash flows from investing activities
Purchases of property and equipment	(10,636)	(3,744)

Net cash used in investing activities	$(10,636)	$(3,744)

Cash flows from financing activities
Proceeds from Business Combination, net of transaction costs paid	$225,604	$—
Transaction costs paid directly by Rigetti	(17,428)	—
Proceeds from issuance of notes payable	5,000	20,000
Payments on debt issuance costs	(85)	—
Payment on loan and security agreement exit fees	(1,000)	—
Proceeds from issuance of common stock upon exercise of stock options and warrants	5,675	103

Net cash provided by financing activities	$217,766	$20,103

Effect of changes in exchange rate on cash and restricted cash	$46	$41
Net increase in cash and restricted cash	$172,091	$2,316
Cash and restricted cash at beginning of period	$12,046	$24,394

Cash and restricted cash at end of period	$184,137	$26,710

Supplemental disclosure of cash flow information:
Cash paid for interest	$1,708	$488
Supplemental disclosure of non-cash financing activity:
Fair value of earn-out liability	$26,583	$—
Fair value of private placement and public warrants liability	$22,487	$—
Exercise of loan and security agreement warrants	$8,109	$—
Settlement of the first tranche of forward contract	$3,305	$—
Capitalization of deferred costs to equity upon share issuance	$848	$—
Purchases of property and equipment recorded in accounts payable	$428	$664

Rigetti Computing, Inc.

Reconciliation of Net Loss to Adjusted EBITDA

For the Three and Six Months Ended June 30, 2022 and 2021

(In thousands)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2022	2021	2022	2021
Net loss	$(9,974)	$(10,074)	$(20,444)	$(17,861)
Excluding:
Depreciation	$1,588	$1,062	$2,978	$2,362
Stock Compensation	11,041	495	22,522	1,118
Interest expense (Net)	1,040	405	2,244	481
Change in fair value of derivative warrant liabilities	(8,687)	—	(14,509)	—
Change in Fair Value of Forward Contract Agreement Liability	(2,107)	—	(5,077)	—
Change in Fair Value of Earn out liability	(8,024)	—	(17,658)	—
Merger related transaction Costs (1)	—	—	927	—

Adjusted EBITDA	$(15,123)	$(8,112)	$(29,017)	$(13,900)

*	Merger-related transaction costs are comprised of the allocation of certain legal, accounting and other costs related to the assets and liabilities acquired in the business combination.

Rigetti Computing, Inc.

Reconciliation of Operating Expenses to Non-GAAP Operating Expenses

For the Three and Six Months Ended June 30, 2022 and 2021

(In thousands)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2022	2021	2022	2021
Operating Expenses	$26,906	$10,851	$52,391	$20,620
Excluding:
Depreciation	$(1,588)	$(1,062)	$(2,978)	$(2,362)
Stock Compensation	(11,041)	(495)	(22,522)	(1,118)
Change in Fair Value of Forward Contract Agreement Liability	2,107	—	5,077	—

Non-GAAP Operating Expenses	$16,384	$9,294	$31,968	$17,140

*	Non-GAAP operating expenses include an aggregate of $2.0 million in one-time bonuses to certain employees for the successful completion of the business combination.

Contact Information

Polly Pearson Investor Relations

RGTI@investorrelations.com